Exhibit 99.1

IMMEDIATE NEWS RELEASE

Schmitt Announces Positive First Quarter 2020 Operating Results and Annual Shareholders Meeting

October 8, 2019	NASDAQ: SMIT

Portland, Oregon – Schmitt Industries, Inc. (NASDAQ: SMIT) (the “Company” or “Schmitt”) today announced its operating results for the first quarter of Fiscal 2020.

Highlights of the quarter ended August 31, 2019:

•

Consolidated revenue decreased $98,568, or 2.9%, to $3,341,885 for the three months ended August 31, 2019 from $3,440,453 for three months ended August 31, 2018, attributed to a decrease in Measurement segment revenue.

•

Balancer segment revenue increased $52,775, or 2.4%, to $2,247,107 for the three months ended August 31, 2019 as compared to $2,194,332 for the three months ended August 31, 2018, attributed to growth in the North American market.

•

Measurement segment revenue decreased $151,343, or 12.1%, to $1,094,778 for the three months ended August 31, 2019 as compared to $1,246,121 for the three months ended August 31, 2018, attributed to a decrease in Xact product revenue. Xact’s services in the “Internet of Things” environment continued to grow with monitoring revenue increasing 16.3% to $367,841 for the three months ended August 31, 2019 as compared to $316,173 for the three months ended August 31, 2018.

•	Operating expenses decreased $162,426, or 11.2%, to $1,291,174 for the three months ended August 31, 2019 from $1,453,600 for the three months ended August 31, 2018.

•

Net income (loss) was $169,808, or $0.04 per fully diluted share, for the three months ended August 31, 2019 as compared to net income (loss) of $(211,819), or $(0.05) per fully diluted share, for the three months ended August 31, 2018.

Michael Zapata, Chief Executive Officer and President, commented, “I would like to thank management and the entire Schmitt team for their commitment and hard work as we have implemented change these past nine months. The reorganization, which was announced December 2018, has led to our profitability and increased our cash flow position, with positive net income and earnings per share gains as we enter fiscal year 2020. While there is much to do, this quarter is one key step in the right direction and shows true improvement over prior practices.”

Schmitt’s 2019 Annual Meeting of Shareholders

Schmitt’s 2019 Annual Meeting of Shareholders will be held on December 5, 2019, in Portland, Oregon. The Company expects a record date of October 21, 2019, with an expected mailing date of November 4, 2019.

CORPORATE OFFICE: 2765 NW NICOLAI ST. • PORTLAND, OREGON 97210 • 503/227-7908 • FAX 503/223-1258

Summary data for the three months ended August 31, 2019 and 2018:

	Three Months Ended August 31,
	2019	2018	Change ($)	Change (%)
Total net revenue	$3,341,885	$3,440,453	$(98,568)	(2.9%)
Balancer segment	2,247,107	2,194,332	52,775	2.4%
Measurement segment	1,094,778	1,246,121	(151,343)	(12.1%)
Gross margin	46.7%	38.9%
Operating expenses	$1,291,174	$1,453,600	(162,426)	(11.2%)
Net income (loss)	$169,808	$(211,819)	381,627
Net income (loss) per fully diluted share	$0.04	$(0.05)

About Schmitt Industries

Schmitt Industries, Inc. (“Schmitt” or the “Company”), founded in 1987, designs, manufactures and sells high precision test and measurement products, solutions and services through our SBS®, Acuity® and Xact® product lines, which are reported in two business segments. In the Balancer segment, our SBS product line provides computer-controlled vibration detection, balancing and process control systems for the worldwide machine tool industry. In the Measurement segment, our Acuity line provides laser and white light sensor distance measurement and dimensional sizing products, and our Xact line provides ultrasonic-based remote tank monitoring products and related monitoring revenues for markets in the Internet of Things environment.

FORWARD-LOOKING STATEMENTS

This document may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors. A complete discussion of the risks and uncertainties that may affect Schmitt’s business, including the business of its subsidiary, is included in “Risk Factors” in the Company’s most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

For further information regarding risks and uncertainties associated with the Company’s business, please refer to Schmitt’s SEC filings, including, but not limited to, its Forms 10-K, 10-Q and 8-K.

The forward-looking statements in this release speak only as of the date on which they were made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release, or for changes to this document made by wire services or internet service providers.

For more information contact:	Michael R. Zapata, President and CEO Ann M. Ferguson, CFO and Treasurer (503) 227-7908 or visit our web site at www.schmitt-ind.com

CORPORATE OFFICE: 2765 NW NICOLAI ST. • PORTLAND, OREGON 97210 • 503/227-7908 • FAX 503/223-1258

SCHMITT INDUSTRIES, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	August 31, 2019	May 31, 2019
ASSETS
Current assets
Cash and cash equivalents	$1,592,847	$1,411,732
Restricted cash	54,895	55,703
Accounts receivable, net	2,004,159	1,996,240
Inventories	5,019,109	5,019,044
Prepaid expenses	155,405	150,975

Total current assets	8,826,415	8,633,694

Property and equipment, net	817,478	839,374

Other assets
Intangible assets, net	366,039	392,185
Operating lease right-of-use assets	102,767	—

TOTAL ASSETS	$10,112,699	$9,865,253

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$505,496	$496,362
Accrued commissions	173,491	200,116
Accrued payroll liabilities	171,768	239,476
Customer deposits and prepayments	197,982	188,236
Other accrued liabilities	127,635	218,268
Income taxes payable	14,134	491
Current portion of long-term liabilities	21,258	20,828
Current portion of operating lease liabilities	32,721	—

Total current liabilities	1,244,485	1,363,777

Long-term liabilities	23,065	28,543
Long-term operating lease liabilities	70,046	—

Total liabilities	1,337,596	1,392,320

Stockholders’ equity
Common stock, no par value, 20,000,000 shares authorized, 4,032,878 shares issued and outstanding at August 31, 2019 and May 31, 2019	13,317,453	13,245,439
Accumulated other comprehensive loss	(467,479)	(527,827)
Accumulated deficit	(4,074,871)	(4,244,679)

Total stockholders’ equity	8,775,103	8,472,933

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$10,112,699	$9,865,253

SCHMITT INDUSTRIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED AUGUST 31, 2019 AND 2018

(UNAUDITED)

	Three Months Ended August 31,
	2019	2018
Net revenue	$3,341,885	$3,440,453
Cost of revenue	1,781,547	2,100,655

Gross profit	1,560,338	1,339,798

Operating expenses:
General, administration and sales	1,279,007	1,405,363
Research and development	12,167	48,237

Total operating expenses	1,291,174	1,453,600

Operating income (loss)	269,164	(113,802)
Other income (expense), net	(83,388)	(91,651)

Income (loss) before income taxes	185,776	(205,453)
Provision for income taxes	15,968	6,366

Net income (loss)	$169,808	$(211,819)

Net income (loss) per common share, basic	$0.04	$(0.05)

Weighted average number of common shares, basic	4,032,878	3,994,545

Net income (loss) per common share, diluted	$0.04	$(0.05)

Weighted average number of common shares, diluted	4,059,279	3,994,545